Exhibit 10.1
TELEPHONE AND DATA SYSTEMS, INC. (TDS)
2019 OFFICER BONUS PROGRAM

This bonus program covers all TDS officers other than the President and CEO of TDS. Payments under this program to the TDS Telecom President and CEO and the below listed executive officers require specific approval of the TDS Compensation Committee. Bonuses for other officers covered by this program require the approval of the President and CEO of TDS. This program does not apply to any officer of a TDS subsidiary other than the President and CEO of TDS Telecom.

•	TDS EXECUTIVE OFFICER PARTICIPANTS:

•	SVP Technology, Services and Strategy

•	SVP Finance

•	SVP Finance and Chief Accounting Officer

•	SVP and CIO

•	SVP Acquisitions and Corporate Development

•	SVP Corporate Relations

•	SVP Human Resources

The TDS Telecom President and CEO will have the same company and individual performance weightings as the TDS executive officers. However, this officer’s company performance bonus opportunity will be based on TDS Telecom’s approved 2019 Bonus Plan, which will be aligned with the metrics in this program, but may contain additional performance measures.

•	COMPANY PERFORMANCE COMPONENT:

•	Weighting: 80%

•	Performance Measures: The following performance measures are primary indicators of progress against the TDS Portfolio goal to create increasing results to shareholders and other stakeholders.

•	Consolidated Operating Revenue: Revenue generation is the primary driver to long-term growth in profitability and returns. It is also an indicator of the success of past investments.

•	Consolidated Operating Revenue will align with the externally reported metric.

•
Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA): Adjusted EBITDA is a direct measure of the cash generated from the operations of the TDS businesses in a given year and the overall profitability of the company.

•
The calculation of Adjusted EBITDA will align with the methodology used for external reporting purposes, which is currently defined as income before income taxes, depreciation, amortization and accretion, loss on impairment of assets, gain or loss on sale of business and other exit costs, gain or loss on sale of licenses and exchanges, gain or loss on investment, gain or loss on asset disposals and interest expense.

•
Consolidated Capital Expenditures: The Capital Expenditure metric measures the enterprise’s management of its investments in plant, property and equipment and investment in future growth opportunities.

•	Consolidated Capital Expenditures will align with the externally reported metric.

Adjustments to Company Performance component calculations:

•	Acquisitions/Divestitures: Results associated with acquisitions and/or divestitures will be evaluated on a case-by-case basis to determine whether adjustments to target or actual results are warranted

•
Other Adjustments: Any adjustments to the target or actual bonus calculations will be presented to the Compensation Committee for review and approval. Adjustment recommendations will be limited to material accounting adjustments or major business decisions that, without their adjustment, would cause the calculated bonus results to differ materially from the unadjusted calculation and therefore not reflect the true performance delivered in the year. Bonus expense will be included in the Adjusted EBITDA metrics.

•	Bonus Ranges:

The bonus ranges were set to reinforce the Company’s pay for performance culture. The minimum performance level for a performance measure needs to be achieved before any bonus for that performance measure is earned. The ranges result in substantial reductions in bonuses when targets are not achieved, and greater rewards for above target performance. See Appendix A for payout grids.

PERFORMANCE MEASURE	MINIMUM	TARGET	MAXIMUM
Consolidated Operating Revenue	$4,849M	$5,388M	$5,927M
Consolidated Adjusted EBITDA	$1,086M	$1,277M	$1,469M
Consolidated Capital Expenditures	$1,150M	$1,095M	$986M

•	Bonus Payouts As A Percent Of Target At Minimum And Maximum Performance Levels:

PERFORMANCE MEASURE	MINIMUM	TARGET	MAXIMUM
Consolidated Operating Revenue	50%	100%	200%
Consolidated Adjusted EBITDA	50%	100%	200%
Consolidated Capital Expenditures	50%	100%	150%

Bonus payouts between the minimum and target and between target and maximum performance level for each performance measure will be computed by interpolation.

Any bonus for performance below the minimum percentage for a performance measure will be at the discretion of the Compensation Committee.

•	Weighting Of Performance Measures:

PERFORMANCE MEASURE	WEIGHTING
Consolidated Operating Revenue	50%
Consolidated Adjusted EBITDA	40%
Consolidated Capital Expenditures	10%
100%

•	THE PERFORMANCE TARGETS:

They will be set by the Compensation Committee each year based on the plans and objectives of the business.

INDIVIDUAL PERFORMANCE COMPONENT:

•	Weighting: 20%

•	Segment Weighting:

● Key Objectives:	50%
● Overall Performance:	50%
100%

•	Level of Performance and Percent Payout of Target:

INDIVIDUAL PERFORMANCE	% PAYOUT OF TARGET
Far Exceeded Expectations: Performance greatly exceeded that which was planned and expected.	140% - 160%
Significantly Exceeded Expectations: Performance significantly exceeded that which was planned and expected.	115% - 135%
Successfully Met Expectations: Performance was close to that which was planned and expected.	90% - 110%
Partially Met Expectations: Performance was sufficient to merit a partial bonus.	65% - 85%
Did Not Meet Expectations: Performance was not sufficient to merit a bonus.	0%

•	Key Objectives:

With regard to this bonus opportunity, the TDS President and CEO will, with input from the executive officer, assign the executive officer 2 to 5 or so major initiatives to be carried out during the year, and decide how each will be weighted. As appropriate, these objectives will include that executive officer’s expected individual contribution(s) toward executing the Company’s Portfolio Management Strategy.

With the approval of the TDS President and CEO, an executive officer’s objec-tives and weightings may be revised during the performance year if important new initiatives arise or circumstances with respect to an objective have materially changed. Performance on each selected objective will be based on the TDS President and CEO’s assessment of the results the executive/the executive’s team achieved in meeting the assigned objectives.

•	Overall Performance:

Each officer’s overall performance for the year will be assessed by the TDS President and CEO based on his effectiveness/success with regard to:

•	Carrying out his/her ongoing responsibilities and significant initiatives during the performance year (other than his/her above discussed key objectives).

•
Recommending/making decisions; taking actions; and providing support, assistance and counsel to the business units, and to help achieve TDS Corporate Portfolio Strategy agreed upon metrics and milestones.

•	Providing support, assistance and counsel to corporate senior leaders and management.

In making these assessments, the TDS President and CEO will take into consideration:

•	His/her evaluation of the officer’s performance in the above areas.

•	The annual written performance feedback he/she receives on the executive officer from his/her peers.

•	The every-other-year written performance input he receives from the executive officer’s direct reports and other key associates.

•	The executive officer’s report on his/her activities/accomplishments for the performance year.

•	Such other creditable input as he/she may receive during the year about an officer’s performance.

•	DETERMINATION OF BONUS AWARDS:

Once the Company performance bonus percentage is known, the TDS President and CEO will recommend to the Compensation Committee for each participating executive officer:

•
His/her company performance bonus. This will be the amount calculated in accordance with the terms of this program (unless the TDS President and CEO feels that there is a compelling rationale to recommend an adjustment to this amount, which he would provide to the Committee).

•	His/her recommended individual performance bonus, and his/her total recommended bonus.

The Compensation Committee will review these proposed bonus awards and either approve them as submitted or revise some or all of them, as they deem appropriate. Once the Committee and TDS President and CEO finalize the officers’ bonus awards, they may be paid.

Approved bonus awards shall be paid during the period commencing on the January 1st immediately following the performance year and ending on March 15th immediately following the performance year. Notwithstanding the foregoing, in the event that payment by such March 15th is administratively impracticable and such impracticability was unforeseeable, payment will be made as soon as administratively practicable after such March 15th, but in no event later than December 31st following the performance year. Payment will be made in the form of a lump sum.

Notwithstanding any provision of this bonus program to the contrary, a participating officer does not have a legally binding right to a bonus unless and until the bonus amount, if any, is paid and no bonus shall be paid unless the officer remains employed through the actual bonus payout date unless otherwise approved at the discretion of the Compensation Committee or President and CEO of TDS, as applicable.

•	REVISIONS TO THE OFFICER BONUS PROGRAM:

The TDS Officer Bonus Program may be revised or discontinued at any time and for any reason. If and when either the Compensation Committee and/or management determines that the TDS Officer Bonus Program should be revised, the parties will discuss the proposed change(s) and the rationale for them, following which the Committee will determine what, if any, changes will be made.

•	BONUS CLAWBACK:

Any bonus paid pursuant to this program is subject to recovery by TDS or any other action pursuant to any clawback or recoupment policy which TDS may adopt from time to time, including without limitation any such policy which TDS may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

4